                                       SUPPLY AGREEMENT



      THIS AGREEMENT (hereinafter "Agreement") is made as of the 1st day of April, 1994, by and between ProSource Services Corporation ("Seller"), a Delaware corporation with its principal place of business located at 550 Biltmore Way, Coral Gables, Florida and CARROLS CORPORATION ("Buyer"), a Delaware corporation with its principal place of business located at 968 James Street, Syracuse, New York 13203.

                             RECITALS

       A. Buyer is the owner and operator of certain franchised Burger King restaurants identified on Exhibit A hereto; and

       B. Seller is an approved distributor of food, paper, dairy, produce and other products sold or used in Burger King restaurants.

       C. Seller is a firm which carries products required and desired by the Restaurants (as defined herein).

       D. Buyer desires Seller to perform the functions of purchasing, warehousing, distributing, and selling certain products to Buyer for sale and use in the Restaurants.

       THEREFORE, in consideration of the premises, and of the mutual agreements contained herein the parties hereto agree as follows:

             1. SUBJECT MATTER OF AGREEMENT. Buyer hereby agrees to purchase continuously from Seller, and Seller hereby agrees to distribute and sell continuously to (hereinafter collectively referred to as "supply") Buyer all of certain Burger King approved food, paper, dairy, produce, premium and other products, and certain other incidental products used in the Restaurants, as provided and in accordance with the terms and conditions contained herein.

             2. TERM. The term of this Agreement shall commence as of April 1, 1994, and shall continue in full force and effect for a period of five (5) years from such date.

             3. LOCATIONS. During the term of this agreement Seller shall supply all of the Burger King Restaurants owned by Buyer and/or its Affiliates. Buyer agrees that all Burger King restaurants owned by it and/or its Affiliates during the term hereof shall be subject to and governed by this Agreement. Exhibit A lists all restaurants currently owned by Buyer and/or its Affiliates. Buyer shall notify Seller of any additional Burger King restaurants owned by it and/or its Affiliates at any time during the term of this agreement, and upon receipt of such notice, Seller shall revise and restate Exhibit A to properly include thereon all Burger King restaurants owned by Buyer and/or its Affiliates (all such Burger King restaurants owned by Buyer and/or its Affiliates irrespective of whether they are in fact subject to a notice from Buyer and/or included in Exhibit A as it may be revised and/or restated are referred to herein as the "Restaurants" provided, however, the term Restaurants shall not include non-Burger King restaurants or restaurants acquired during the term of this
      agreement by Buyer and/or its Affiliates which are subject to a non-cancelable
supply agreement, but such exception shall only apply during the term of any such agreement). For purposes of this Section, an Affiliate shall mean any corporation, partnership, trust, joint venture, association or other entity which is controlled by Buyer, and any such entity in which Buyer owns, beneficially or of record, fifty-one percent or more of the equity interests. Without limiting or expanding the foregoing definition of Affiliate, the Buyer agrees that it will not directly or indirectly participate in the ownership or operation of Burger King restaurants in a manner or form the purpose of which is to evade or subvert the purposes of this Agreement. The term "control" means the power to elect a majority of the board of directors or cause the direction of the management and policies of such entity, whether through ownership of voting securities, by contract, or otherwise.

             4. PRODUCTS. Seller shall supply the Restaurants in the quantities constituting the total requirements of the Restaurants for all items of (a) Burger King approved food, paper, dairy, produce and other products (excluding uniforms), and (b) certain other incidental products, all as listed on Exhibit
B attached hereto and made a part hereof, and such additional or other products as the parties may mutually agree in writing to add to or delete from Exhibit
B from time to time. Seller will not be required to stock multiple vendors for the same item. Buyer may enter into reasonable arrangements to purchase from sources other than Seller any of the requirements of Buyer and/or its Affiliates of products which Seller does not stock and sell to its customers in the relevant Service Center Area or which Seller is not duly licensed to sell in the relevant Service Center Area provided, however, that if Seller elects to stock products not previously stocked by Seller or supply products not previously supplied by Seller or becomes licensed to sell such products then Buyer shall purchase its requirements and those of its Affiliates of such products from Seller in accordance with the terms of this Agreement subject to Buyer's right to complete or fulfill any then existing contractual commitments to purchase such products from parties other than Seller; and provided further that with respect to cleaning supplies, if Seller elects to stock only one vendor which cannot provide product satisfactory to Buyer, Buyer may elect to purchase such supplies from another source. In addition, Buyer may enter into reasonable arrangements to purchase from sources other than Seller if Seller fails to deliver to any Restaurant(s); or if Seller is unable to deliver in the quantities ordered by Buyer; or if Seller delivers products which have been reasonably rejected by Buyer as non-conforming, but in each such case Buyer's other purchases shall be limited to the quantities which Seller has failed to deliver, is unable to deliver or which were reasonably rejected by Buyer. Notwithstanding the foregoing, if for any reason Seller's supply of any products in any Service Center Area or in all Service Center Areas shall be insufficient to meet all of its customer orders, Seller shall have the right, at its option and without liability hereunder, to apportion its available supply of such products in such Service Center Area or all Service Center Areas among any and all of its customers in an equitable manner. For purposes of this Agreement "Service Center Area" shall mean that geographic area in which Burger King restaurants receive deliveries of food, paper, dairy, produce and other products from a particular distribution facility or warehouse operated by or for Seller.

             5. DELIVERY AND SERVICE LEVEL. (a) All orders for Products for any Restaurant shall be tendered to Seller by 11:00 a.m. two days prior to the
      scheduled delivery date for the vehicle servicing such Restaurant. Seller shall
assign to each Restaurant the day(s) and approximate time when that Restaurant should call in or transmit its order, which date and time may be adjusted periodically. All additions must be called in or transmitted by 4:00 p.m. on the day of the order. (b) Seller shall make deliveries to the Restaurants on a twice per week basis or every fourth day where practical or, with respect to Restaurants which cannot be adequately supplied with twice per week deliveries as listed on Exhibit D, three times per week. Upon mutual agreement of Buyer and Seller the foregoing delivery schedule may be adjusted. Deliveries will be scheduled at Seller's sole determination to achieve maximum route efficiency; however, reasonable accommodation will be made for Restaurants who cannot accept after hours and/or key deliveries. No deliveries will be scheduled between 11:30 a.m. through 1:00 p.m., if so requested by Buyer. Seller agrees to fill emergency orders ("Special Deliveries") requested by Buyer to provide continuity of service to the Restaurants. Provided necessity for the special delivery is not created by Seller, a delivery fee of $50.00 per order or $.50 per mile (round trip), whichever is greater, will be added to the invoice total for any Special Delivery at Seller's option. No fee will be charged for special order(s) which total a full truck-load of product. Parties will cooperate and use reasonable judgement to avoid the necessity of a special delivery. (c) All products supplied by Seller hereunder shall comply with Burger King specifications applicable to such products. Seller shall maintain a sufficient inventory to provide reasonably timely delivery to the Restaurants as required. All items shall be delivered by Seller's employees or agents to a storage location within each Restaurant reasonably designated by Buyer, provided that Seller shall have no obligation to rotate or stock any items. (d) Buyer may elect to have "tailgate" deliveries for any or all of the Restaurants served hereunder in a Service Center Area so long as Seller is able to assemble a regularly scheduled route without materially impairing the overall efficiency of Seller's routing where all restaurants on the route elect tailgate service. If requested by Buyer, Seller agrees to use reasonable efforts to cooperate with Buyer in establishing such a tailgate route as described in the preceding sentence. In such event the "tailgate" deliveries shall be made in accordance with and subject to Seller's terms, conditions and practices for "tailgate" deliveries. "Tailgate" discount will be $.08 per full case during the first twelve months of this agreement and $.12 per full case thereafter. (e) Seller will provide electronic ordering software (ESS) at Seller's sole cost. PC hardware, including installation, training, maintenance and help desk support will be provided for a fee of $45 per unit, per month as more fully described in Exhibit E. Buyer and Seller confirm their agreement to this arrangement by signing the agreement included herein at Exhibit E. Carrols has the option (not the obligation) to add subsequently built or acquired restaurants to Exhibit E.

             6. PRICE.

                a. Buyer shall pay Seller for the products and services provided hereunder based on each product's Cost for the applicable Service Center Area (as defined below) plus a mark-up as follows:

Full-Case items:                     $1.65 per case
Syrups and Specialty Lighting items: Prevailing National Contract Price (as negotiated by BKC or RSI)

      Non-Case items:                      25% gross margin
as listed in Exhibit F               (calculated on sales price)

The Cost plus payment shall compensate Seller for the cost of goods provided and for services rendered, which services shall include, but not be limited to, purchasing, receiving, storing, selecting and transporting. Until cost standards based on Restaurant Services, Inc. (RSI) negotiated contracts for product and freight are established for a Service Center Area, "Cost" as used herein for such Service Center Area shall mean the weighted average of (i) the actual supplier's invoice price paid to third parties by Seller for the quantities of a particular product purchased and sold by the Seller in the Service Center Area during the term of this Agreement; less (ii) all vendor allowances and/or volume discounts received by Seller, for the quantities of a particular product purchased and sold by Seller in the Service Center Area during the term of this Agreement; plus (iii) the actual freight cost incurred by Seller (being the preferred carrier rate as negotiated by Seller to deliver the products to its distribution centers) to transport the particular product to Seller's place of business. Once cost standards based on RSI contracts are established, Cost will be based on such standards.

                b. Seller shall prepare price quotations, and changes thereto, for all products regularly supplied hereunder. All such price quotations and price changes shall be made in accordance with the prevailing customs and practices of the relevant Service Center Areas in effect from time to time.

                c. The parties recognize that the mark-up per case charge to Buyer under this Agreement is based on Seller's current costs and that the variable costs of Seller's operation may fluctuate in the future. Accordingly, the parties agree for each full 1% rise or fall in the Interstate Commerce Commission ("ICC") Average Index of Diesel Fuel ("Fuel Index") published by the ICC above or below the Fuel Index Base figure of 115.4, 5% of the mark-up per case charge shall be adjusted by 1% upward or downward. Adjustments shall be made annually on the anniversary of the agreement. Adjustments shall be rounded to the nearest cent. All adjustments shall be cumulative. No adjustments shall be made for Fuel Index changes less than 5% from the base, EXAMPLE: if the Diesel Fuel Index increases by 8%, the adjusted charge would be calculated as follows:

             $1.65 x .05 x .08 = $.01 (amount of increase)

             $1.65 + $.01 = $1.66 (adjusted per case mark-up)

Thirty months after commencement of this agreement, Seller may at its option propose an adjustment to 45% of the mark-up per case based on increases in the Consumer Price Index (CPI - all Consumers, National Average, published by the U.S. Department of Labor, Bureau of Labor Statistics) over the base index at October 1,1994. Adjustment may only be proposed for a cumulative increase in excess of 10%. If Buyer does not wish to accept this adjustment, Buyer may terminate the agreement upon 4 months prior written notice which notice shall be- delivered within 30 days after Seller proposes its adjustment.


             7. INVOICES AND PAYMENT TERMS.

                      (a) Seller will invoice Buyer at the time of delivery to
the
Restaurant for all goods and services supplied hereunder.

                     (i) Except for invoices disputed in good faith, payments not received by the dates specified in b(i)(A) will be considered past due, and subsequent deliveries to Buyer may, at Seller's discretion, be placed on a cash on delivery ("COD") basis; provided, however, that if Buyer thereafter makes payment of all past due balances and establishes a satisfactory payment record, Seller will review Buyer's account balances and credit worthiness in a reasonable manner and may extend credit to Buyer on such terms and conditions as Seller may reasonably determine and excepting that, if Buyer makes payment of all past due balances within four business days of their becoming past due, Seller shall re-establish Buyer's credit without review, unless Buyer becomes past due twice within a 18-month period, in which case the review and credit determination stated above shall apply; such review will not eliminate or reduce the prompt payment discounts specified in (b)(i)(B). In the event of a restriction of credit, Buyer has the right to request a credit review every sixty days.

                      (ii) except for invoices disputed in good faith, past due payments may, at Seller's option, and without regard to Seller's practices with respect to other customers in the Service Center Area, be assessed a late charge at the rate of 1 and 1/2% per month, or such lesser rate as shall be the maximum legally permissible contract rate between business corporations in the state where such sales are made;

                (b) (i) Buyer shall make payment to Seller for all goods in accordance with the following terms:

                      (A) payment for all deliveries made during the current month shall be paid by the 1 5th of the following month (30 day average).

                      (B) prompt payment discounts may be taken as follows:

                          1) a discount of .50% may be taken on the invoice
amount of all invoices for deliveries made during the 1st through the 1 5th of the current month and paid by the last banking day of the current month and for deliveries made during the 1 6th through month-end paid by the 1 5th of the following month (22.5 days average).

                          2) a discount of .85% may be taken on the invoice
amount of all invoices for deliveries made during the current week (Saturday through Friday) and paid Monday of the second following week (14 day average).

                          3) a discount of 1.15% may be taken on the invoice
amount of all invoices for deliveries made during the current week and paid by Monday of the following week (7 day average).

                          4) a discount of 1.50% may be taken on the invoice
amount of all invoices which are paid on a cash-on-delivery (C.O.D.) basis.

                          5) During the third month of the fiscal quarter for
Buyer the following cash discount may be taken so long as during the 15 days
      prior to this discount period Buyer was availing itself of the 1.50%
discount
for payments being made on a cash-on-delivery (C.O.D.) basis:

                              A discount of .85% may be taken on the invoice
amount of all invoices for deliveries made during the four week period starting on or after the fourth Monday prior to the end of Buyers' fiscal quarter and ending on Buyers' fiscal quarter and paid on the day following the end of Buyers' fiscal quarter.

                      (ii) notwithstanding anything contained in paragraphs
(b)(i), (A) or (B), no prompt payment discount shall be allowed on the invoice amount of any taxes, or products (as listed in Exhibit F) on which prices or price terms are governed or otherwise controlled by state law.

                      (iii) notwithstanding anything contained in paragraph
(b)(i), (A) or (B), no prompt payment discount can be taken or earned at any time when Buyer has any past due amount balance for items sold and delivered hereunder except those which relate to invoices which are disputed in good faith and which comply with Seller's practices and policies for such disputed invoices as set forth in Exhibit C hereto, as amended from time to time.

                (c) For purposes of this Agreement an invoice shall be considered "paid" only upon receipt of a wire transfer, ACH credit, or check.(which is not returned) at Seller's lock box or other place to which payments are required to be made as set forth on Seller's invoices. All payments shall be sent to the place set forth on Seller's invoices.

             8. REDUCTION IN NUMBER OF RESTAURANTS.

                The prices set forth herein presume that at all times Seller will supply not less than 170 Restaurants pursuant to this Agreement. If the number of Restaurants to be supplied is less than 170 for any twelve month period of this Agreement, then Seller may propose an adjustment to the distribution fee for the balance of the term of this Agreement; provided, however, Seller shall have the right to propose further adjustments pursuant to this paragraph for further reductions in the number of restaurants (at least 30) pursuant to this agreement. If Buyer does not agree to any such proposed adjustments, Buyer may terminate this Agreement upon 4 months prior written notice. Reductions in restaurants due to default (paragraph 16) shall not be included in reductions considered under this paragraph 8.

             9. TITLE AND RISK OF LOSS. (a) Title to all goods shall pass upon delivery to the respective Restaurants subject to rejection of certain items by notation on the delivery ticket. Except in the case of night deliveries or so-called "key" deliveries, all deliveries shall be checked in jointly by the driver of the delivery vehicle and an authorized representative of Buyer, both of whom shall note on the delivery ticket any shortages and damaged or rejected goods. Seller shall ensure that all billings reflect all shortages and damaged or rejected goods noted on the delivery ticket. Buyer shall make arrangements through Seller's order department for.any goods to be returned to Seller. Seller shall issue a receipt to Buyer for any goods picked up for return to ensure that Buyer receives a proper credit therefor. Seller shall bear all risk of loss, damage, or destruction until title passes to Buyer.

                (b) Seller will acquire and maintain an inventory of new products (i.e., those which have no prior sales history within the Burger King System), special promotional products (e.g., licensed premiums), and other like products. If Seller orders such products based upon sales projections provided by Buyer, then at the conclusion of the promotion or test, or upon expiration of the product shelf life, whichever comes first, Buyer agrees to reimburse Seller for the Cost of any unsold products that the Buyer had ordered or committed for.

             10. AUDIT

                 (a) Not more frequently than once a year, Buyer shall have the right, at its own expense, to examine Seller's records applicable to verifying Cost and mark-up charged Buyer in accordance with this Agreement; provided that Buyer must exercise its audit right for any Annual Period (beginning April 1 st and ending March 31st) within two years following the end of such Annual Period. If Buyer's audit reveals an overcharge greater than 1/2% of 1% of annual gross sales, Buyer may audit beyond the prior two years. Examinations may be done on a statistically valid test basis whereby reasonable samples may be used to obtain annualized results. Seller will provide reasonable cooperation and access to required records and documents.

                (b) If Buyer's examination discloses an overstatement of Cost or mark- ups, Seller shall promptly reimburse Buyer for the overcharge, together with interest at the rate of 18% per annum. Such interest shall, in the case of an overstatement of Cost or mark-ups, be calculated from the date of payment of such overcharge to the date reimbursed. In the event of an overcharge equal to or greater than 1/2 of 1% of gross sales, Seller will reimburse the expenses of Buyer's audit conducted pursuant to Section 10 (a) in an amount not to exceed $20,000.00. Notwithstanding the foregoing, in the event of a disagreement by Seller with Buyer's examination or audit, no such payment shall be required until the parties have resolved such conflict.

                (c) Seller and Buyer agree to work together in good faith to resolve any conflict. In the event of a conflict which can not be resolved, if the amount involved exceeds $10,000.00, then Buyer or Seller may give the other written notice (the "Notice of Dispute") which shall specify in detail the nature of any disagreements so asserted. All matters specified in any Notice of Dispute shall be submitted for resolution to and reviewed by an arbitrator mutually appointed by Buyer and Seller. If within ten (10) days of the Notice of Dispute the parties are unable to agree upon the selection of an arbitrator, then either party may request the American Arbitration Association to select an arbitrator who is willing to perform such services. The arbitrator selected shall consider only the disputed items set forth in the Notice of Dispute.

The arbitrator shall act promptly to resolve all disputed matters and its decision shall be final and binding on the parties. The fees and expenses of the arbitrator shall be shared equally by Buyer and Seller.

                (d) For purposes of reimbursing Buyer under paragraphs (a) & (b) of this paragraph 10, in the event of a conflict which is resolved by agreement of the parties, the agreed facts shall be utilized in lieu of the results of Buyer's examination or audit; and if the conflict is resolved by arbitration,
      the decision of the arbitrator will be utilized in lieu of Buyer's examination
or audit.

             11. CONFIDENTIALITY. Seller and Buyer agree that all information as to quantity, and price of goods and services provided under this Agreement shall be maintained in confidence, except that such information may be provided by either party to its auditors, consultants, advisors and to any prospective purchasers of all or part of their respective businesses. The confidentiality obligations of this Section shall not apply to information:

                 (a) which either party is compelled to disclose by judicial or administrative process, or in the opinion of counsel satisfactory to the other party, by other mandatory requirements of law including, without limitation disclosure to the SEC (and similar governmental entities or regulatory bodies) in connection with public offerings of equity securities, bonds, etc.;

                 (b) which can be shown to have been generally available to the public other than as a result of a breach of this Section;

                 (c) which can be shown to have been provided to either party by a third party who obtained such information other than as a result of a breach of this Section;

                 (d) which can be shown to have been previously known to either party; or

                 (e) which can be shown to have been independently acquired by either party without use of any information provided hereunder.

             12. SERVICE CENTER ALIGNMENT. Nothing contained in this Agreement shall be intended or construed to restrict in any manner Seller's right, from time to time, to open or close any of its distribution facilities or warehouses in a Service Center Area, or to realign its Service Center Areas.

             13. FORCE MAJEURE. Seller shall not be responsible for damages caused by delay or failure to perform, in whole or in part, hereunder or non-compliance with any of the terms hereof where such delay, failure or non-compliance is attributable to acts of God, fires, floods, storms, explosions, embargoes, acts or compliance with requests of any governmental authority without regard to legal validity, war conditions, accidents, delays in transportation into the service center, or other cause beyond the control of Seller whether or not similar to those enumerated (excepting that strikes or differences with Seller's workmen shall not be deemed an event of force majeure.) In event of a force majeure situation Seller shall give Buyer prompt notice thereof, and thereafter Seller's obligations hereunder shall be suspended, in whole or in part, for the duration of such force majeure. Upon expiration, settlement or other resolution of the force majeure Seller shall resume performance in full hereunder but shall not be required to make-up for any deliveries not made during the force majeure period. The happening of an event of force majeure shall not extend the term of this Agreement. In the event Seller's obligations hereunder are suspended during an event of force majeure, Buyer may enter into other reasonable arrangements with other suppliers to satisfy its requirements hereunder. Such other arrangements shall be reasonable
      in scope and duration such that they may be terminated as soon as possible upon
the expiration, settlement or other resolution of the force majeure.

             14. ASSIGNMENT.

                 (a) Except as set forth in paragraphs (b) and (c), hereof, neither Buyer nor Seller may assign this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that nothing in this Section shall preclude Seller from employing common carriers, contract carriers, public warehousemen or other parties to perform its services hereunder.

                 (b) Seller may assign its rights and obligations under this Agreement without Buyer's consent to any party controlled by, or under common control with Seller, or to any purchaser of all or a substantial part of its business or assets.

                 (c) Any permitted assignment of this Agreement by either party shall, except as otherwise agreed, be deemed an assignment of all of the assignor's rights and liabilities under this Agreement (including, but not limited to, those arising under Section 8 (a) accruing, arising or relating to any period on and after the date of such assignment.

             15. TERMINATION BY BKC. Buyer and Seller may terminate this Agreement without liability in the event Seller is disapproved to distribute to Buyer by Burger King Corporation ("BKC"). Seller will provide Buyer with notice of termination within 2 business days of receipt from Burger King Corporation (expected to be 30 days prior to termination in accordance with BKC Distribution Agreement). Seller will provide 120 days notice in the event Seller voluntarily terminates its Distribution Agreement with BKC.

             16. DEFAULT. Each party upon material breach of this Agreement by the other party, which is not cured within the period specified below, shall be entitled to (a) terminate this Agreement and (b) with respect to all breaches (material or otherwise) recover its damages according to law. In addition to the other provisions of this agreement, a breach hereunder shall exist if any of the following events shall occur and be continuing: (i) if a proceeding is instituted by or against either party under any applicable Federal or State bankruptcy, insolvency, reorganization or other similar law to be adjudicated a bankrupt or insolvent provided that the parties have 60 days to have an involuntary petition in bankruptcy dismissed; (ii) the appointment of or taking possession by a custodian, receiver, liquidation, assignee, trustee or similar official of all or a substantial part of the assets of either party; (iii) the assignment of all or substantially all of the assets of either party for the benefit of creditors of either party; or (iv) if either party shall admit in writing its inability to pay its debts as they become due. It is further understood that Seller's failure to deliver any shipment of products hereunder, or Seller's delivery of any shipment of non-conforming products, shall be deemed, subject to the terms and conditions hereof, to be a breach with respect to such shipment only and that such default does not substantially impair the value of this Agreement to Buyer as a whole, nor shall it be deemed to constitute a breach of this Agreement as a whole. Without limiting the foregoing, in the event Seller fails to make deliveries to one or more
      Restaurants, fails to make deliveries in accordance with this Agreement within
a given Service Center Area, or fails to make deliveries to all of the Restaurants in accordance with this Agreement, then Buyer shall give Seller written notice of such failure, specifying in reasonable detail the alleged failure to perform, and providing Seller with the opportunity to cure such alleged failure to perform within 30 days from receipt of such notice or within 3 days if failure is related to product which is non-conforming or rejected or to un-delivered product. No default by Seller shall be deemed to have occurred unless Seller has failed to cure such alleged default within such 30-day period or 3 day period. In the event of a pattern of repeated material failures by Seller to perform, Buyer may terminate this Agreement; however, if such patterns are related to a specific Service Center, Buyer may elect to terminate the Agreement with respect to only that Center.

             17. NON-WAIVER. No waiver or waivers by any party of any provision of this Agreement, whether by conduct or otherwise, shall be deemed to be a further or continuing waiver of the provision or any other provision of this Agreement.

             18. ATTORNEYS' FEES. If it is necessary for either of the parties to institute suit to enforce any of the provisions of this Agreement, then the prevailing party in such suit shall be entitled to collect and receive reasonable outside attorney's fees and court costs through and including appellate litigation and the other party shall pay for same.

             19. NOTICES. All notices, requests, demands, and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been properly given if mailed first class, postage prepaid, certified mail, return receipt requested, or by express mail, or other express courier service, as follows:


IF TO SELLER: ProSource Services Corporation
              550 Biltmore Way, 10th Floor
              Coral Gables, FL 33134
              ATTENTION: PRESIDENT



IF TO BUYER: Carrols Corporation
             968 James Street
             P.O. Box 6969
             Syracuse, NY 13217-6969
             ATTENTION: PRESIDENT

Either party may change the address or addresses to which such communication should be directed by giving written notice pursuant to this Section to the other party of such change.

             20. CAPTIONED HEADINGS AND CONSTRUCTION OF AGREEMENT: VENUE.

The captioned headings are used in this Agreement only as a matter of
      convenience and for reference and do not define, limit or describe the scope of
the Agreement nor the intent of any provision. In addition, each party consents and agrees that except as is otherwise expressly provided the exclusive, proper, and convenient venue for any legal proceeding relating to either this Agreement, or any instrument or agreement executed pursuant to it is Dade County, Florida, in the case of state trial court proceedings, and the Southern District of Florida, in the case of federal trial court proceedings, and each party waives any defense, whether asserted by motion or pleading, that Dade County, Florida, or the Southern District of Florida, as the case might be, is an improper or inconvenient venue.

             21. ENTIRE AGREEMENT; MODIFICATION. This Agreement, including the Exhibits hereto, sets forth the entire agreement and understanding of the parties in respect of the transactions contemplated by them and supersedes any and all prior agreements and understandings relating to the subject matter of this Agreement. All the terms and conditions of this Agreement shall be binding upon and shall inure to the benefit of and be enforceable by Buyer and Seller and their respective heirs, successors and assigns.

             22. COUNTERPARTS. This Agreement may be executed in two counterparts each of which shall be deemed an original, and both of which together shall constitute a single document.

             23. SEVERABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. If any court determines that any covenant, or any part of any covenant is invalid or unenforceable, all other covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

             24. GOVERNING LAW. The parties expressly agree that this Agreement is a contract for the sale of goods and not a service contract, and shall be construed in accordance with and governed by the laws of the State of Florida, including the provisions of the Uniform Commercial Code in effect in Florida to the extent not inconsistent with the terms of this Agreement.

             25. THIRD-PARTY RIGHTS. Notwithstanding any other provision of this Agreement, this Agreement shall not create benefits on behalf of any third party or person other than the parties hereto (including without limitation any broker, finder, supplier, or customer), and this Agreement shall be effective only as between the parties hereto, their successors and permitted assigns.

             26. TERMINATION OF EXISTING SUPPLY AGREEMENT. Upon commencement of this agreement, the existing Supply Agreement between Buyer and Seller, dated July 14, 1990, shall be terminated.


                       CARROLS CORPORATION

                       By:________________________




                       PROSOURCE SERVICES CORPORATION




                       By:_________________________